March 27, 1998





Robert J. Powell
Signal Apparel Company, Inc.
200-A Manufacturers Road
Chattanooga, TN 37405

Dear Mr. Powell:

This letter is to confirm the Agreement between WGI,LLC and Signal Apparel Company, Inc. whereby
WGI,LLC has agreed that the amounts loaned to Signal by WGI,LLC as of the date of this letter will not be called for payment by WGI,LLC prior to January 1, 1999.


Agreed to on behalf of WGI,LLC


/s/ Stephen Walsh
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